Exhibit 99.(d)(1)

Exhibit A

To the

Aberdeen Investment Funds

(formerly, Artio Global Investment Funds)

INVESTMENT ADVISORY AGREEMENT

as amended on June 4, 2013

This Exhibit A, effective May 22, 2013, as amended June 4, 2013, is Exhibit A to the Investment Advisory Agreement between Aberdeen Asset Management Inc. and Aberdeen Investment Funds (formerly, Artio Global Investment Funds).

Name of Fund	Fee (as a percentage of net assets)
Aberdeen Select International Equity Fund*	0.90% of the first $5.0 billion in average daily net asset 0.88% on next $2.5 billion in average daily net assets; and 0.85% on daily net assets over $7.5 billion

Aberdeen Select International Equity Fund II	0.90% of the first $5.0 billion in average daily net sset 0.88% on next $2.5 billion in average daily net assets; and 0.85% on daily net assets over $7.5 billion

Aberdeen Total Return Bond Fund	0.35%

Aberdeen Global High Income Fund	0.65% of the first $5.0 billion in average daily net assets 0.63% on the next $2.5 billion; 0.60% on the next $2.5 billion; and 0.59% on daily net assets over $10 billion

* Effective June 4, 2013